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Exhibit 5.1

        [Letterhead of Dechert LLP]

October 18, 2004

The Sheridan Group, Inc.
11311 McCormick Road, Suite 260
Hunt Valley, MD 21031-1437

  Re:
  Registration Statement on Form S-4

Gentlemen and Ladies:

        We have acted as special counsel to The Sheridan Group, Inc., a Maryland corporation (the "Issuer"), and the subsidiaries listed on Exhibit A hereto (each a "Guarantor" and collectively the "Guarantors") in connection with the preparation and filing by the Issuer and the Guarantors of a Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission (the "Commission") for the purpose of registering the issuance of up to an aggregate principal amount of $60,000,000 of the Issuer's 10 1/4% Senior Notes due 2011 (the "Exchange Notes") and the Guarantors' guarantees thereof (the "Exchange Guarantees") under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Notes and the Exchange Guarantees are to be issued in exchange for an equal aggregate principal amount of the Issuer's outstanding 10 1/4% Senior Notes due 2011 (the "Existing Notes") and the Guarantors' guarantees thereof pursuant to the Registration Rights Agreement, dated as of May 25, 2004, by and among the Issuer, the Guarantors named therein and Jefferies & Company, Inc. (the "Registration Rights Agreement"), which is filed as Exhibit 4.8 to the Issuer's and the Guarantors' Registration Statement on Form S-4 (Registration No. 333-110441) originally filed with the Commission on November 13, 2003 (the "First Registration Statement"). The Exchange Notes are to be issued pursuant to the terms of the Indenture, dated as of August 21, 2003, by and among Sheridan Acquisition Corp. and The Bank of New York, as trustee and notes collateral agent (the "Trustee"), which is filed as Exhibit 4.1 to the First Registration Statement, as supplemented by the Supplemental Indenture, dated as of August 21, 2003, by and among the Guarantors named therein and the Trustee, which is filed as Exhibit 4.2 to the First Registration Statement, the Second Supplemental Indenture, dated as of May 11, 2004, by and among the Issuer, Lisbon Acquisition Corp. and the Trustee, which is filed as Exhibit 4.6 to the First Registration Statement, and the Third Supplemental Indenture, dated as of May 11, 2004, by and among the Issuer, the Guarantors and the Trustee, which is filed as Exhibit 4.7 to the First Registration Statement (as supplemented, the "Indenture"). The Indenture is to be qualified under the Trust Indenture Act of 1939, as amended (the "TIA").

        In connection with the foregoing, we have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Issuer and the Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Issuer and the Guarantors.

        We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legal, valid and binding agreement of the Trustee.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

        1.     The Exchange Notes have been duly authorized by the Issuer and, when (a) the Registration Statement has been declared effective, (b) the Indenture has been duly qualified under the TIA, (c) the Exchange Notes have been duly executed by the Issuer and (d) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Existing Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus which is included in the Registration Statement, will constitute valid and legally binding obligations of the Issuer, as an issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        2.     The Exchange Guarantees have been duly authorized by each respective Guarantor, and when (a) the Registration Statement has been declared effective, (b) the Indenture has been duly qualified under the TIA, (c) the Exchange Notes have been duly executed by the Issuer, (d) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Existing Notes in accordance with the Registration Rights Agreement and the terms set forth in the prospectus which is included in the Registration Statement and (e) the Exchange Guarantees have been duly executed by the Guarantors, will constitute valid and legally binding obligations of the applicable Guarantor party thereto enforceable against such Guarantor in accordance with the terms of the applicable Exchange Guarantee, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        The opinions expressed herein are limited to the Delaware General Corporation Law (which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and the laws of the United States, the State of Maryland and the State of New York, and we express no opinion concerning the laws of any other jurisdiction. For the purposes of our opinion with respect to the due authorization of the Exchange Guarantees by (a) Dartmouth Journal Services, Inc. and Dartmouth Printing Company and (b) Capital City Press, Inc., we have relied solely on the opinions of Gallagher, Callahan & Gartrell, P.A. and Kenlan Schwiebert & Facey, P.C., respectively, filed as Exhibits 5.2 and 5.3 to the Registration Statement, respectively.

        The opinion expressed herein is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Securities Act and may not be used or relied upon for any other purpose.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption "Legal Matters." In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ DECHERT LLP

EXHIBIT A

Name	State of Incorporation
Capital City Press, Inc.	Vermont
Dartmouth Journal Services, Inc.	New Hampshire
Dartmouth Printing Company	New Hampshire
Sheridan Books, Inc.	Delaware
The Dingley Press, Inc.	Delaware
The Sheridan Group Holding Company	Delaware
The Sheridan Press, Inc.	Maryland
United Litho, Inc.	Maryland

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  Exhibit 5.1